EXHIBIT 10.10

AGC DOCUMENT NO. 415

STANDARD FORM OF DESIGN-BUILD

AGREEMENT AND GENERAL CONDITIONS

BETWEEN OWNER AND DESIGN-BUILDER

(Where the Basis of Payment is a Lump Sum Based on an

Owner’s Program including Schematic Design Documents)

This standard form agreement was developed with the advice and cooperation of the AGC Private Industry Advisory Council, a number of Fortune 500 owners’ design and instruction managers who have been meeting with AGC contractors to discuss issues of mutual concern. AGC gratefully acknowledges the contributions of these owners’ staff who participated in this effort to produce a basic agreement for construction.

TABLE OF ARTICLES

1.	AGREEMENT	2

2.	GENERAL PROVISIONS	3

3.	DESIGN-BUILDER’S RESPONSIBILITIES	5

4.	OWNER’S RESPONSIBILITIES	13

5.	SUBCONTRACTS	15

6.	CONTRACT TIME	15

7.	CONTRACT PRICE	16

8.	CHANGES IN THE WORK	16

9.	PAYMENT	19

10.	INDEMNITY, INSURANCE, BONDS, AND WAIVER OF SUBROGATION	20

11.	SUSPENSION AND TERMINATION OF THE AGREEMENT AND OWNER’S RIGHT TO PERFORM DESIGN-BUILDER’S RESPONSIBILITIES	25

12.	DISPUTE RESOLUTION

13.	MISCELLANEOUS PROVISIONS	28

14.	EXISTING CONTRACT DOCUMENTS	30

This Agreement has important legal and insurance consequences. Consultation with an attorney and insurance consultant is encouraged with respect to its completion or modification.

AGC DOCUMENT NO. 415

STANDARD FORM OF DESIGN-BUILD AGREEMENT AND

GENERAL CONDITIONS BETWEEN OWNER AND DESIGN-BUILDER

(Where the Basis of Payment is a Lump Sum Based on an

Owner’s Program including Schematic Design Documents)

ARTICLE 1

AGREEMENT

This Agreement is made this      day of              the year         , by and between the

OWNER
(Name and Address)	Faith Realty, LLC P.O. Box 829 Slatersville, RI 02876

and the DESIGN-BUILDER	Riggs & Gallagher, Inc.
(Name and Address)	37 Glen Road Cranston, RI 02920

for services in connection with the following PROJECT
(Name, location and brief description)	Summer Infant Site work, foundations, footings and structural steel scope associated with. the construction of 52,000 SF warehouse/office facility in Highland Corporate Park, Woonsocket, RI

Notice to the parties shall be given at the above addresses.

ARTICLE 2

GENERAL PROVISIONS

2.1 TEAM RELATIONSHIP The Owner and the Design-Builder agree to proceed with the Project on the basis of trust, good faith and fair dealing. The Design-Builder agrees to procure the architectural and engineering services set forth below, and to furnish construction and administration of the Work.

2.2 ARCHITECT/ENGINEER Architectural and engineering services shall be procured from licensed, independent design professionals retained by the Design-Builder or furnished by licensed employees of the Design-Builder, or as permitted by the law of the state where the Project is located. The standard of care for architectural and engineering services performed under this Agreement shall be the care and skill ordinarily used by members of the architectural and engineering professions practicing under similar conditions at the same time and locality. The person or entity providing architectural and engineering services shall be referred to as the Architect/Engineer. If the Architect/Engineer is an independent design professional, the architectural and engineering services shall be procured and payments shall be made pursuant to a separate agreement between the Design-Builder and the Architect/Engineer. The Architect/Engineer for the Project is Prout Robert & Elias Architects, Yoder & Tidwell, Ltd., and Crossman Engineering, Inc.

2.3 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral. The Owner and the Design-Builder agree to look solely to each other with respect to the performance of the Agreement. The Agreement and each and every provision is for the exclusive benefit of the Owner and the Design-Builder and not for the benefit of any third party nor any third party beneficiary, except to the extent expressly provided in the Agreement

2.4 DEFINITIONS

.1 The Contract Documents consist of:

a. Change Orders and written amendments to this Agreement including exhibits and appendices, signed by both the Owner and Design-Builder;

b. this Agreement, except for the existing Contract Documents set forth in item e below;

c. the most current Documents approved by the Owner pursuant to Paragraph 3.1;

d. the information provided by the Owner pursuant to Clause 4.1.2.1;

e. the Contract Documents in existence at the time of this Agreement which are set forth in Article 14;

f. the Owner’s Program provided pursuant to Subparagraph 4.1.1.

In case of any inconsistency, conflict or ambiguity among the Contract Documents, the Documents shall govern in the order in which they are listed above.

.2 The term day shall mean calendar day unless otherwise specifically defined.

.3 Defective Work is any portion of the Work not in conformance with the Contract Documents; and/or legal documents as more fully described in Paragraph 3.8.

.4 Final Completion occurs on the date when the Design-Builder’s obligations under this Agreement are complete and accepted by the Owner and final payment becomes due and payable.

.5 A Material Supplier is a party or entity retained by the Design Builder to provide material and equipment for the Work.

.6 Others means other contractors and all persons at the Worksite who are not employed by Design-Builder, its Subcontractors or Material Suppliers.

.7 The Owner is the person or entity identified as such in this Agreement and includes the Owner’s Representative.

.8 The Owner’s Program is a description of the Owner’s objectives, budgetary and time criteria, space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site, requirements, together with Schematic Design Documents which shall include drawings, outline specifications and other conceptual documents illustrating the Project’s basic elements, scale and their relationship to the Worksite.

.9 The Project, as identified in Article 1, is the building, facility and/or other improvements for which the Design-Builder is to perform the Work under this Agreement. It may also include improvements to be undertaken by the Owner or Others.

.10 A Subcontractor is a party or entity retained by the Design-Builder as an independent contractor to provide the on site labor, materials, equipment and/or services necessary to complete a specific portion of the Work. The term Subcontractor does not include the Architect/Engineer or any separate contractor employed by the Owner or any separate contractor’s subcontractors.

.11 Substantial Completion of the Work, or of a designated portion, occurs on the date when construction is sufficiently complete in accordance with the Contract Documents or the Owner can occupy or utilize the Project, or a designated portion for the use for which it is intended, in accordance with Paragraph 9.4. The issuance of a Certificate of Occupancy may not be a prerequisite for Substantial Completion it the Certificate of Occupancy cannot be obtained due to factors beyond the Design-

Builder’s control. This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and Design-Builder. The certificate shall state the respective responsibilities of the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance. The certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction within this timeframe. If any, established in Subparagraph 6.2.1 for the Date of Final Completion.

.12 A Subsubcontractor is a party or entity who has an agreement with a Subcontractor to perform any portion of the Subcontractor’s work.

.13 The Work is the Design Services procured in accordance with Paragraph 3.1, the Construction Services provided in accordance with Paragraph 3.2, Additional Services in accordance with Paragraph 3.10, and other services which are necessary to complete the Project in accordance with and reasonably inferable from the Contract Documents.

.14 Worksite means the geographical area at the location mentioned in Article 1 where the Work is to be performed

.15 Legal Requirements means any federal, state, local, or municipal law, statute, ordinance, code, rule, or regulation having jurisdiction over the project.

ARTICLE 3

DESIGN-BUILDER’S RESPONSIBILITIES

The Design-Builder shall be responsible for the construction of the Work consistent with the scope of work letter dated 5/19/06, noted as Exhibit A and design plans developed within the scope of the design contract (Doc. #AGC400) dated 2/10/06. The scope of work and a list of plans are detailed on Exhibit A attached herewith. The Design-Builder shall exercise reasonable skill and judgment in the performance of Work.

3.1 DESIGN SERVICES Design Development Documents and/or Construction Documents, including Owner’s written approval, will be completed under the Design Contract AGC#400 dated 2/10/06 (“Design Contract”).

3.1.1 If required, the Design Development Documents shall further define the Project including drawings and outline specifications fixing and describing the Project size and character as to site utilization, and other appropriate elements incorporating the structural, architectural, mechanical and electrical systems. When the Design-Builder submits the Design Development Documents, the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Contract Documents in existence at the time of the execution of this Agreement. Any changes in the Work contained in the Design Development Documents approved by the Owner shall result in a Change Order pursuant to Article 8 adjusting the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion.

3.1.2 The Construction Documents shall set forth in detail the requirements for construction of the Work, and shall be based upon codes, laws or regulations enacted at the time of their preparation. When the Design-Builder submits the Construction Documents, the Design-Builder shall identify in writing all material changes and deviations that have taken place from the Design Development Documents or the Contract Documents in existence at the time of the execution of this Agreement. Any changes in the Work contained in the Construction Documents approved by the Owner shall result in a Change Order pursuant to Article 8 adjusting the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion. Construction shall be in accordance with the approved Construction Documents. One set of these documents shall be furnished to the Owner prior to commencement of construction.

3.1.3 OWNERSHIP OF DOCUMENTS. Upon making the payments pursuant to the Design Contract, the Owner shall receive ownership of the property rights, of all documents, drawings, specifications, electronic data and information prepared, provided or procured by the Design-Builder, its Architect/Engineer, Subcontractors and consultants and distributed to the Owner for this Project. (“Design-Build Documents”)

.3 The Owner may use, reproduce and make derivative works from the Design-Build Documents for subsequent renovation and remodeling of the Work, but shall not use, reproduce and make derivative works from the Design-Build Documents for other Projects without the written authorization of the Design-Builder, who shall not unreasonably withhold consent.

.4 The Owner’s use of the Design-Build Documents without the Design-Builder’s involvement or on other projects is at the Owner’s sole risk, except for the Design-Builder’s indemnification obligation pursuant to Paragraph 3.6, and the Owner shall defend, indemnify and hold harmless the Design-Builder, its Architect/Engineer, Subcontractors and consultants, and the agents, officers, directors and employees of each of them from and against any and all claims, damages, losses, costs and expenses, including but not limited to attorney’s fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or resulting from the Owner’s use of the Design-Build Documents without the Design-Builder’s involvement.

3.1.5 The Design-Builder shall obtain from its Architect/Engineer, Subcontractors and consultants property rights and rights of use that correspond to the rights given by the Design-Builder to the Owner in this Agreement, or pursuant to the Design Contract.

3.1 CONSTRUCTION SERVICES

3.2.1 Construction will commence upon the issuance by the Owner of a written notice to proceed.

3.2.2 In order to complete the Work, the Design-Builder shall provide all necessary construction supervision, inspection, construction equipment, construction labor, materials, tools and subcontracted items.

3.2.3 The Design-Builder shall give all notices and comply with all legal requirements enacted at the date of execution of the Agreement which govern the proper performance of the Work.

3.2.4 The Design-Builder shall maintain the Schedule of Work. This Schedule shall include the dates for the start and completion of the various stages of the construction, including the dates when information and approvals are required from the Owner. It shall be revised as required by the conditions of the Work.

3.2.5 The Design-Builder shaft obtain and the Owner shall pay, in addition to the Contract Price, for the building permits necessary for the construction of the Project.

3.2.6 The Design-Builder shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. The Owner shall be afforded access to all the Design-Builder’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to Change Order work performed on the basis of actual cost, The Design-Builder shall preserve all such records for a period of three years after the final payment or longer where required by law.

3.2.7 The Design-Builder shall provide periodic written reports to the Owner on the progress of the Work in such detail as is required by the Owner and as agreed to by the Owner and Design-Builder.

3.2.8 The Design-Builder shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, the Design-Builder shall clean the area and remove all rubbish and’ its construction equipment, tools, machinery, waste and surplus materials. The Design-Builder shall minimize and confine dust and debris resulting from construction activities. At the completion ‘of the Work, the Design-Builder shall remove from the Worksite alt construction equipment, tools, surplus materials, waste materials and debris.

3.2.9 The Design-Builder shaft prepare and submit to the Owner final marked up as-built drawings

in general documenting how the various elements of the Work including changes were actually constructed or installed, or as defined by the parties by attachment to this Agreement.

3.3 SCHEDULE OF THE WORK The Design-Builder shall prepare and submit a Schedule of Work for the Owner’s acceptance and written approval as to milestone dates. This schedule shall indicate the dates for the start and completion of the various stages of the Work, including the dates when information and approvals are required from the Owner. The Schedule shall be revised as required by the conditions of the Work.

3.4 SAFETY OF PERSONS AND PROPERTY

3.4.1 SAFETY PRECAUTIONS AND PROGRAMS The Design-Builder shall have overall responsibility for safety precautions and programs in the performance of the Work. While the provisions of this Paragraph establish the responsibility for safety between the Owner and the Design-Builder, they do not relieve Subcontractors of their responsibility for the safety of persons or property in the performance of their work, nor for compliance with the provisions of applicable laws and regulations.

3.4.2 The Design-Builder shall seek to avoid injury, loss or damage to persons or property by taking reasonable steps to protect

.1 its employees and other persons at the Worksite;

.2 materials, supplies and equipment stored at the Worksite for use in performance of the Work; and

.3 the Project and all property located at the Worksite and adjacent to work areas, whether or not said property or structures are part of the Project or involved in the Work.

3.4.3 DESIGN-BUILDER’S SAFETY REPRESENTATIVE The Design-Builder shall designate an individual at the Worksite in the employ of the Design-Builder who shall act as the Design-Builder’s designated safety representative with a duty to prevent accidents. Unless otherwise Identified by the Design-Builder in writing to the Owner, the designated safety representative shall be the Design-Builder’s project superintendent. The Design-Builder will report immediately in writing all accidents and injuries occurring at the Worksite to the Owner. When the Design-Builder is required to file an accident report with a public authority, the Design-Builder shall furnish a copy of the report to the Owner.

3.4.4 The Design-Builder shall provide the Owner with copies of all notices required of the Design-Builder by law or regulation. The Design-Builder’s safety program shall comply with the requirements of governmental and quasi-governmental authorities having jurisdiction over the Work.

3.4.5 Damage or loss not insured per property insurance which may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions of the Design-Builder, or anyone for whose acts the Design-Builder maybe liable, shall be promptly remedied by the Design-Builder. Damage or loss attributable to the acts or omissions of the Owner or Others’ and not to the Design-Builder shall be promptly remedied by the Owner.

3.4.6 If the Owner deems any part of the Work or Worksite unsafe, the Owner, without assuming responsibility for the Design-Builder’s safety program, may require the Design-Builder to stop performance of the Work or take corrective measures satisfactory to the Owner, or both. It the Design-Builder does not adopt corrective measures, the Owner may perform them and reduce the amount of the Contract Price by the costs of the corrective measures. The Design-Builder agrees to make no claim for damages, for an adjustment in the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion based on the Design-Builder’s compliance with the Owner’s reasonable request.

3.5 HAZARDOUS MATERIAL

3.5.1 A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirements governing handling, disposal and/or clean-up. The Design-Builder shall not be obligated to commence or continue Work until all known or suspected Hazardous Material discovered at the Project site has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory and approved by the appropriate government agency.

3.5.2 If after the commencement of the Work, known or suspected Hazardous Material is discovered at the Project, the Design-Builder shall be entitled to immediately stop Work in the affected area. The Design-Builder shall report the condition to the Owner and, if required, the government agency with jurisdiction.

3.5.3 The Design-Builder shall not be required to perform any Work relating to or in the area of Hazardous Material without written mutual agreement.

3.5.4 The Owner shall be responsible for retaining an independent tasting laboratory to determine the nature of the material encountered and whether it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shaft be performed in a manner minimizing any adverse effect upon the Work of the Design-Builder. The Design-Builder shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the governmental agency or agencies with jurisdiction.

3.5.5 If the Design-Builder incurs additional costs and/or is delayed due to the presence or remediation of Hazardous Material, the Design-Builder shall be entitled to an equitable adjustment in the Contract Price and/or the date of substantial Completion.

3.5.6 Provided the Design-Builder, its Subcontractors and Sub-subcontractors, and the agents, officers, directors and employees of each of them, have not, acting under their own authority, knowingly entered upon any portion of the Work containing Hazardous Materials, and to the extent not caused by the negligent acts or omissions of the Design-Builder, its Subcontractors and Sub-subcontractors, and the agents, officers, directors and employees of each of them, the Owner shall defend, indemnify and hold harmless the Design-Builder, its Subcontractors and Sub-subcontractors, and the agents, officers, directors and employees of each of them, from and against any and all direct claims, damages, losses, costs and expenses, including but not united to attorney’s fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or relating to the performance of the Work in any area affected by Hazardous Material. To the fullest extent permitted by law, such indemnification shall apply regardless of the fault, negligence, breach of warranty or contract, or strict liability of the Owner.

3.5.7 Material Safety Data (MSD) sheets as required by law and pertaining to materials or substances used or consumed in the performance of the Work, whether obtained by the Design-Builder, Subcontractors, the Owner or Others, shall be maintained at the Project by the Design-Builder and made available to the Owner and Subcontractors.

3.5.8 During the Design-Builder’s performance of the Work, the Design-Builder shall be responsible for the proper handling of all materials including Hazardous Materials brought to the Worksite by the Design-Builder. Upon the issuance of the Certificate of Substantial Completion, the Owner shall be responsible under this Paragraph for materials and substances brought to the site by the Design-Builder if such materials or substances are required by the Contract Documents.

3.5.9 The terms of this Paragraph 3.5 shall survive the completion of the Work under this Agreement and/or any termination of this Agreement.

3.6 ROYALTIES, PATENTS AND COPYRIGHTS The Design-Builder shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Design-Builder and incorporated in the Work. The Design-Builder shall defend, indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to defend, indemnify and hold the Design-Builder harmless from all suits or claims of infringement of any patent rights or copyrights arising out of any patented or copyrighted materials, methods or systems specified by the Owner.

3.7 TAX EXEMPTION If in accordance with Owner’s direction the Design-Builder claims an exemption for taxes, the Owner shall defend, indemnify and hold the Design-Builder harmless from all liability, penalty, interest, fine, tax assessment, attorneys fees or other expense or cost incurred by the Design-Builder as a result of any action taken by the Design-Builder in accordance with the Owner’s direction.

3.8 WARRANTIES AND COMPLETION

3.8.1 The Design-Builder warrants that all materials and equipment furnished under this Agreement will be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Warranties shall commence on the date of Substantial Completion of the Work or of a designated portion. The Design-Builder agrees to correct all construction performed under this Agreement which proves to be defective in workmanship or materials within a period of one year from the date of Substantial Completion as set forth In Paragraph 6.2 or for such longer periods of time as may be set forth with respect to specific warranties required by the Contract Documents.

3.8.2 To the extent products, equipment, systems or materials incorporated in the Work are specified and purchased by the Owner, they shall be covered exclusively by the warranty of the manufacturer. There are no warranties which extend beyond the description on the face thereof. To the extent products, equipment, systems or materials incorporated in the Work are specified by the Owner but purchased by the Design-Builder and are Inconsistent with selection criteria that otherwise would have been followed by the Design-Builder, the Design-Builder shall assist the Owner in pursuing warranty claims. ALL OTHER WARRANTIES EXPRESSED OR IMPLIED INCLUDING THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED.

3.8.3 The Design-Builder shall secure required certificates of inspection, testing or approval and deliver them to the Owner.

3.8.4 The Design-Builder shall collect all written warranties and equipment manuals and deliver them to the Owner in a format directed by the Owner.

3.8.5 With the assistance of the Owner’s representative the Design-Builder shall direct the checkout of utilities and start up operations, and adjusting and balancing of systems and equipment for readiness.

3.9 CONFIDENTIALITY The Design-Builder shall treat as confidential and not disclose to third persons, except Subcontractors Sub-subcontractors and the Architect/Engineer as is necessary for the performance of the Work, or use for its own benefit any of the Owner’s developments, confidential information, know-how, discoveries, production methods and the like that may be disclosed to the Design-Builder or which the Design-Builder may acquire in connection with the work. The Owner shall treat as confidential information all of the Design-Builder’s estimating systems and historical and parameter cost data that may be disclosed to the Owner in connection with the performance of this Agreement.

3.10 ADDITIONAL SERVICES The Design-Builder shall provide or procure the following Additional Services upon the request of the Owner. A written agreement between the Owner and Design-Builder shall define the extent of such Additional Services. Such Additional Services shall be considered a Change in the Work, unless they are specifically included in Article 14.

.1 Development of the Owner’s Program, establishing the Project budget, investigating sources of financing, general business planning and other intonation and documentation as may be required to establish the feasibility of the Project.

.2 Consultations, negotiations, and documentation supporting the procurement of Project financing.

.3 Surveys, site evaluations, legal descriptions and aerial photographs.

.4 Appraisals of existing equipment, existing properties, new equipment and developed properties.

.5 Soils, subsurface and environmental studies, reports and investigations required for submission to governmental authorities or others having jurisdiction over the Project.

.6 Consultations and representations before governmental authorities or others having jurisdiction over the Project other than normal assistance in securing building permits.

.7 Investigation or making measured drawings of existing conditions or the verification of Owner-provided drawings and information.

.8 Artistic renderings, models and mockups of the Project or any part of the Project or the Work.

.9 Inventories of existing furniture, fixtures, furnishings and equipment which might be under consideration for incorporation into the Work.

.10 Interior design and related services including procurement and placement of furniture, furnishings, artwork and decorations.

.11 Making revisions to design documents after they have been approved by the Owner when revisions are due to causes beyond the control of the Design-Builder. Causes beyond the control of the Design-Builder do not include acts or omissions on the part of Subcontractors, Sub-subcontractors or the Architect/Engineer.

.12 Design, coordination, management, expediting and other services supporting the procurement of materials to be obtained, or work to be performed, by the Owner, including but not limited to telephone systems, computer wiring networks, sound systems, alarms, security systems and other specialty systems which are not a part of this Agreement.

.13 Estimates, proposals. appraisals, consultations, negotiations and services in connection with the repair or replacement of an insured loss, provided such repair or replacement did not result from the negligence of the Design-Builder.

.14 The premium portion of overtime work ordered by the Owner including productivity impact costs, other than that required try the Design-Builder to maintain the Schedule of Work.

.15 Out-of-town travel by the Architect/Engineer in connection with the Work, except between the Architect/Engineer’s office, Design-Builder’s office, Owner’s office and the Project site.

.16 Obtaining service contractors and training maintenance personnel; assisting and consulting in the use of systems and equipment after the initial start up.

.17 Services for tenant or rental spaces not a part of this Agreement.

.18 Services requested by the Owner or required by the Work which are not specified in the Contract Documents and which are not normally part of generally accepted design and construction practice.

.19 Serving or preparing to serve as an expert witness in connection with any proceeding, legal or otherwise, regarding the Project.

.20 Excessive/Document reproduction exceeding the normal standard for this type of project.

3.11 DESIGN-BUILDER’S REPRESENTATIVE The Design-Builder shall designate a person who shall be the Design-Builder’s authorized representative. The Design-Builder’s Representative is William J. Riggs, III.

ARTICLE 4

OWNER’S RESPONSIBILITIES

4.1 INFORMATION AND SERVICES PROVIDED BY OWNER

4.1.1 The Owner shall provide full information in a timely manner regarding requirements for the Project, including the Owners Program and other relevant information.

4.1.2 The Owner shall provide:

.1 all available information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, existing conditions, subsurface and environmental studies, reports and investigations; (already provided)

.2 Inspection and testing services during construction as required by law or as mutually agreed; and

.3 unless otherwise provided in the Contract Documents, necessary approvals, site plan review, rezoning, easements and assessments, fees and charges required for the construction, use, occupancy or renovation of permanent structures, including legal and other required services.

4.1.3 The Owner shall provide reasonable evidence satisfactory to the Design-Builder, prior to commencing the Work and during the progress of the Work, that sufficient funds are available and committed for the entire cost of the Project covered by this Agreement including an allowance for changes in the Work as may be approved in the course of the Work. Unless such reasonable evidence is provided, the Design-Builder shall not be required to commence or continue the Work. The Design-Builder may stop Work after seven (7) days’ written notice to the Owner if such evidence is not presented within a reasonable time. The failure of the Design-

Builder to insist upon the providing of this evidence at any one time shall not be a waiver of the Owner’s obligation to make payments pursuant to this Agreement, nor shall it be a waiver of the Design-Builder’s right to request or insist that such evidence be provided at a later date.

4.1.4 The Design-Builder shall be entitled to rely on the completeness and accuracy of the information and services required by this Paragraph 4.1.

4.2 RESPONSIBILITIES DURING DESIGN

4.2.1 The Owner shall review and approve further development of the drawings and specifications as set forth in Article 3.

4.3 RESPONSIBILITIES DURING CONSTRUCTION

4.3.1 The Owner shall review the Schedule of Work as set forth in Paragraph 3.3, timely approve milestone dates set forth and timely respond to its obligations.

4.3.2 If the Owner has actual knowledge of any error, omission or failure to meet the requirements of the Contract Documents or any fault or defect in the Work, the Owner shall give prompt written notice to the Design-Builder.

4.3.3 The Owner shall communicate with the Design-Builder’s Subcontractors, suppliers and Architect/Engineer only through or in the presence of the Design-Builder. The Owner shall have no contractual obligations to Subcontractors, suppliers, or the Architect/Engineer.

4.3.4 The Owner shall provide insurance for the Project as provided in Article 10.

4.4 OWNER’S REPRESENTATIVE The Owner’s representative is Paul J. DiCicco.

The representative:

.1 shall be fully acquainted with the Project;

.2 agrees to furnish the information and services required of the Owner pursuant to Paragraph 4,1 so as not to delay the Design-Builder’s Work; and

.3 shall have authority to bind the Owner in all matters requiring the Owner’s approval, authorization or written notice. If the Owner changes its representative or the representative’s authority as listed above, the Owner shall notify the Design-Builder in writing in advance.

ARTICLE 5

SUBCONTRACTS

Work not performed by the Design-Builder with its own forces shall be performed by Subcontractors or the Architect/Engineer.

5.1 RETAINING SUBCONTRACTORS The Design-Builder shall not retain any Subcontractor to whom the Owner has a reasonable and timely objection, provided that the Owner agrees to increase the Contract Price for any additional costs incurred by the Design-Builder as a result of such objection. The Owner may propose subcontractors to be considered by the Design-Builder. The Design-Builder shall not be required to retain any subcontractor to whom the Design-Builder has a reasonable objection.

5.2 MANAGEMENT. OF SUBCONTRACTORS The Design-Builder shall be responsible for the management of the Subcontractors in the performance of their work.

(Covered under previous Contract.)

5.3 ASSIGNMENT OF SUBCONTRACT AGREEMENTS The Design-Builder shall provide for assignment of subcontract agreements in the event that the Owner terminates this Agreement for cause as provided in Paragraph 11.2. Following such termination, the Owner shah notify in writing those subcontractors whose assignments will be accepted, subject to the rights of sureties.

5.4 BINDING OF SUBCONTRACTORS AND MATERIALS SUPPLIERS The Design-Builder agrees to bind every Subcontractor and Material Supplier (and require every Sub-contractor to so bind its Sub-subcontractors and Material Suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to the Subcontractor’s and Material Supplier’s portions of the Work.

5.5 LABOR RELATIONS (Insert here or attach as exhibit as necessary any conditions, obligations or requirements relative to tabor relations and their effect on the Project. Legal counsel is recommended.)

ARTICLE 6

CONTRACT TIME

6.1 DATE OF COMMENCEMENT The Date of Commencement is the effective date of this Agreement as first written in Article 1 unless otherwise set forth below: (Insert here any special provisions concerning Notices to Proceed and the Date of Commencement.)

Construction for this portion of work will be started as soon as the Town of Woonsocket releases the building permit for this portion of work.

The Work shall proceed in general accordance with the Schedule of Work as such schedule may be amended from time to time, subject, however, to other provisions of this Agreement.

6.2 SUBSTANTIAL COMPLETION/FINAL COMPLETION. Designated portion as defined by the Scope of Work as set forth on Exhibit B.

6.2.1 Completion of Work shall be achieved in 120 days from the Date of Commencement. Unless otherwise specified, the Work shall be finally complete within 30 days after the date of designated portion, subject to adjustments as provided for in the Contract Documents.

6.2.2 Time limits stated in the Contract Documents are of the essence.

6.2.4 Unless instructed by the Owner in writing, the Design-Builder shall not knowingly commence the Work before the effective date of insurance that is required to be provided by the Design-Builder or the Owner.

ARTICLE 7

CONTRACT PRICE

[Intentionally omitted]

ARTICLE 8

CHANGES IN THE WORK

Changes in the Work which are within the general scope of this Agreement may be accomplished without invalidating this Agreement by Change Order, Work Change Directive, or a minor change in the Work, subject to the limitations stated in the Contract Documents.

8.1 CHANGE ORDERS

8.1.1 The Design-Builder may request and/or the Owner, without invalidating this Agreement, may order changes in the Work within the general scope of the Contract Documents consisting of adjustment to the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion. All such changes in the Work shall be authorized by applicable Change Order, and shall be performed under the applicable conditions. of the Contract Documents. Each adjustment in the Contract Price resulting from a Change Order shall clearly separate the amount attributable to Design Services.

8.1.2 The Owner and the Design-Builder shall negotiate in good faith an appropriate adjustment to Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion and shall conclude these negotiations as expeditiously as possible. Acceptance of the Change Order and any adjustment in the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion shall not be unreasonably withheld.

8.2 WORK CHANGE DIRECTIVES

8.2.1 The Owner may issue a written Work Change Directive directing a change in the Work prior to reaching agreement with the Design-Builder on the adjustment, if any, in the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate, the compensation for Design Services.

8.2.2 The Owner and the Design-Builder shall negotiate expeditiously and in good faith for appropriate adjustments, as applicable, to the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion. and if appropriate the compensation for Design Services, arising out of Work Change Directives. As the changed work is completed, the Design Builder shall submit its costs for such work with its Application for Payment beginning with the next Application for Payment within thirty (30) days of the issuance of the Work Change Directive. Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment and shall be paid by Owner.

8.2.3 If the Owner and the Design-Builder agree upon the adjustments in the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Services, for a change in the Work directed by a Work Change Directive, such agreement shall be the subject of an appropriate Change Order. The Change Order shall include all outstanding Change Directives issued since the last Change Order.

8.3 MINOR CHANGES IN THE WORK

8.3.1 Design-Builder may make minor changes in the design and construction of the Project consistent with the intent of the Contract Documents which do not involve an adjustment in the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion; and are of an administrative nature and do not adversely affect the design of the Project, the quality of any of the materials or equipment specified in the Contract Documents, the performance of any materials, equipment or systems specified in the Contract Documents, or the quality of workmanship required by the Contract Documents.

8.3.2 Design-Builder shall promptly inform the Owner writing of any such changes and shall record such changes on the Design-Build Documents maintained by the Design-Builder.

8.4 DETERMINATION OF COST

8.4.1 An increase or decrease in the Contract Price resulting from a change in the Work shall be determined by one or more of the following methods:

.1 unit prices set forth in this Agreement or as subsequently agreed;

.2 a mutually accepted, itemized lump sum; or

.3 if an increase or decrease cannot be agreed to as set forth in Clause 8.4.1.1 or 8.4.1.2 and the Owner issues a written order for the Design-Builder to proceed with the change, the adjustment in the Contract Price shall be determined by the reasonable expense and savings of the performance of the Work resulting from the change. If there is a net increase in the Contract Price, a reasonable adjustment shall be made in the Design-Builder’s overhead and profit In the case of a net decrease in cost, the amount of decrease in the Contract Price will not include a reduction in overhead and profit. The Design-Builder shall maintain a documented, itemized accounting evidencing the expenses and savings.

8.4.2 If unit prices are indicated in the Contract Documents or are subsequently agreed to by the parties, but the character or quantity of such unit items as originally contemplated is so different in a proposed Change Order that the original unit prices will cause substantial inequity to the Owner or the Design-Builder, such unit prices shall be equitably adjusted.

8.4.3 If the Owner and the Design-Builder disagree as to whether work required by the Owner is within the scope of the Work, the Design-Builder shall furnish the Owner with an estimate of the costs to perform the disputed work in accordance with the Owner’s interpretations. If the Owner issues a written order for the Design-Builder to proceed, the Design-Builder shall perform the disputed work and the Owner shall pay the Design-Builder fifty-percent (50%) of its estimated cost to perform the work. In such event, both parties reserve their rights as to whether the work was within the scope of the Work. The Owner’s payment does not prejudice its right to be reimbursed should it be determined that the disputed work was within the scope of Work. The Design-Builder’s receipt of payment for the disputed work does not prejudice its right to receive full payment for the disputed work should it be determined that the disputed work is not within the scope of the Work.

8.5 UNKNOWN CONDITIONS If in the performance of the work the Design-Builder finds latent, concealed or subsurface physical conditions which materially differ from the conditions the Design-Builder reasonably anticipated, or if physical conditions are materially different from those normally encountered and generally recognized as inherent in the kind of work provided for in this Agreement, then the Contract Price and/or the date of Substantial Completion shall be equitably adjusted by Change Order within a reasonable time after the conditions are first observed. Design-Builder shall provide Owner with written notice within the time period set forth in Paragraph 8.6.

8.6 CLAIMS FOR ADDITIONAL COST OR TIME For any claim for an increase in the Contract Price and/or an extension in the Date of Substantial Completion and/or the Date of Final Completion, the Design-Builder shall give the Owner written notice of the claim within twenty-one (21) days after the occurrence giving rise to the claim or within twenty-one (21) days after the Design-Builder first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Claims for design and estimating costs incurred in connection with possible changes requested by the Owner, but which do not proceed, shall be made within twenty-one (21) days after the decision is made not to proceed. Any change in Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion resulting from such claim shall be authorized by Change Order.

8.7 EMERGENCIES In any emergency affecting the safety of persons and/or property, the Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the Contract Price and/or extension of the Date of Substantial Completion and/or the Date of Final Completion on account of emergency work shall be determined as provided in this Article.

8.8 CHANGES IN LAW In the event any changes in laws or regulations affecting the performance of the Work are enacted after the sale of this Agreement; the Contract Price and the Date of Substantial Completion and/or the Date of Final Completion, and if appropriate the compensation for Design Services, shall be equitably adjusted by Change Order.

ARTICLE 9

(Refer to Addendum Attached)

PAYMENT

9.3 ADJUSTMENT OF DESIGN-BUILDER’S APPLICATION FOR PAYMENT The Owner may adjust or reject an application for payment or nullify a previously approved application for payment, in whole or in part, as may reason-ably be necessary to protect the Owner from loss or dam-age based upon the following, to the extent that the Design-Builder is responsible under this Agreement:

.1 the Design-Builder’s repeated failure to perform the Work as required by the Contract Documents;

.2 loss or damage arising out of or relating to this Agreement and caused by the Design-Builder to the Owner, or Others to whom the Owner may be liable;

.3 the Design-Builder’s failure to pay the Architect/Engineer, Subcontractors for labor, materials, equipment or supplies properly furnished in connection with the Work, provided that the Owner is making payments to the Design-Builder in accordance with the terms of this Agreement;

.4 Defective Work not corrected in a timely fashion;

.5 reasonable evidence of delay in performance of the Work such that the Work will not be completed by the Date of Substantial Completion and/or the Date of Final Completion, and that the unpaid balance of the Contract Price is not sufficient to offset any direct damages that may be sustained by the Owner as a result of the anticipated delay caused by the Design-Builder; and

.6 reasonable evidence demonstrating that the unpaid balance of the Contract Price is insufficient to fund the cost to complete the Work.

When the above reasons for disapproving or nullifying an application for payment are removed, payment will be made for the amounts previously withheld.

ARTICLE 10

INDEMNITY, INSURANCE; BONDS,

AND WAIVER OF SUBROGATION

10.1 INDEMNITY

10.1.1 To the fullest extent permitted by law, the Design-Builder shall defend, indemnify and hold harmless the Owner, Owner’s officers, directors, members, consultants, agents and employees from all claims for bodily injury and property damage (other than to the Work itself and other property required to be insured under Paragraph 10.5 owned by or in the custody of the owner), that may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions by the Design-Builder, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. The Design-Builder shall not be required to defend, indemnify or hold harmless the Owner, the Owner’s officers, directors, members, consultants, agents and employees for any acts, omissions or negligence of the Owner, Owner’s officers, directors, members, consultants, employees, agents or separate contractors.

10.1.2 To the fullest extent permitted by law, the Owner shall defend, indemnify and hold harmless the Design-Builder, its officers, directors or members, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable from all claims for bodily injury and property damage, other than property insured under Paragraph 10.5, that may arise from the performance of work by Others, to the extent of the negligence attributed to such acts or omissions by Others.

10.2 DESIGN-BUILDER’S LIABILITY INSURANCE

10.2.1 The Design-Builder shall obtain and maintain insurance coverage for the following claims which may arise out of the performance of this Agreement, whether resulting from the Design-Builder’s operations or from the operations of any Subcontractor, anyone in the employ of any of them, or by an individual or entity for whose acts they may be liable;

.1 Workers’ compensation, disability benefit and other employee benefit claims under acts applicable to the Work;

.2 under applicable employers’ liability law, bodily injury, occupational sickness, disease or death claims of the Design-Builder’s employees;

.3 bodily injury, sickness, disease or death claims for damages to persons not employed by the Design-Builder;

.4 personal injury liability claims for damages directly or indirectly related to the person’s employment by the Design-Builder or for damages to any other person;

.5 damage to or destinations of tangible property including resulting loss of use, claims for property other than the work itself and other property insured under Paragraph 10.5;

.6 bodily injury, death or property damage claims resulting from motor vehicle liability in the use, maintenance or ownership of any motor vehicle; and

.7 contractual liability claims involving the Design-Builder’s obligations under Subparagraph 10.1.1.

10.2.2 The Design-Builder’s Commercial General and Automobile Liability insurance as required by Subparagraph 10.2.1 shall be written for not less than the following limits of liability:

.1 Commercial General Liability Insurance

a.	Each Occurrence Limit

$            5, 500,000.

b.	General Aggregate

$            6,000,000.

c.	Products/Completed

Operations Aggregate

$            6,000,000.

d.	Personal and Advertising

Injury Limit

$            5,500,000.

.2 Comprehensive Automobile Liability Insurance

a.	Combined Single Limit Bodily

Injury and Property Damage

$            5,500,000.

              Each Occurrence

b.	Bodily injury

$            N/A

              Each Person

$            N/A

              Each Occurrence

c.	Property Damage

$            N/A

              Each Occurrence

10.2.3 Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies and an Excess or Umbrella Liability policy.

10.2.4 The policies shall contain a provision that coverage will not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Owner. Certificates of insurance showing required coverage to be in force shall be filed with the Owner prior to commencement of the Work.

10.2.5 Products and Completed Operations insurance shall be maintained for a minimum period of one year(s) after the Date of Substantial Completion or completion of designated portion of this work, as outlined in the Scope of Work.

10.3 PROFESSIONAL LIABILITY INSURANCE The Design-Builder shall obtain through the Architect/Engineer, professional liability insurance for claims arising from the negligent performance of professional services under this Agreement, which shall be either:

General Office Coverage

See attached Certificates of Insurance, Exhibit C. Each separate design profession is to be responsible for their particular design work.

10.4 OWNER’S LIABILITY INSURANCE The Owner shall be responsible for obtaining and maintaining its own liability insurance. Insurance for claims arising out of the performance of this Agreement may be purchased and maintained at the Owner’s discretion. The Owner shall provide the Design-Builder with a certificate of insurance at the request of the Design-Builder.

10.5 INSURANCE TO PROTECT PROJECT

10.5.1 The Owner shall obtain and maintain “All Risk” Builder’s Risk Insurance in a form acceptable to the Design-Builder upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall include as named insureds the Owner, Design-Builder, Architect/Engineer, Subcontractors and Sub-subcontractors. This insurance shall include all risk insurance for physical loss or damage including without duplication of coverage, at least: theft, vandalism, malicious mischief, transit, materials stored off site, collapse, falsework, temporary buildings, debris removal, flood, earthquake, testing, and damage resulting from defective design, workmanship or material. The Owner shall Increase limits of coverage, if necessary, to reflect estimated replacement cost. The insurance policy shall be written without a coinsurance clause. The Owner shall be solely responsible for any deductible amounts.

10.5.2 If the Owner occupies or uses a portion of the Project prior to its Substantial Completion, such occupancy or use shall not commence prior to a time mutually agreed to by the Owner and the Design-Builder. Permission for partial occupancy from the insurance company shall be included as standard in the property insurance policy, to ensure that this insurance shall not be canceled or lapsed on account of partial occupancy. Consent of the Design-Builder to such early occupancy or use shall not be unreasonably withheld.

10.5.3 The Owner shall obtain and maintain boiler and machinery insurance as necessary. The interests of the Owner, Design-Builder, Architect/Engineer, Subcontractors and Sub-contractors shall be protected under this coverage.

10.5.4 The Owner will purchase and maintain insurance to protect the Owner, Design-Builder, Architect/Engineer, Sub-contractors and Sub-subcontractors against loss of use of Owner’s property due to those perils insured pursuant to Paragraph 10.5. Such policy will provide coverage for expediting expenses of materials, continuing overhead of the Owner and the Design-Builder, Architect/Engineer, Subcontractors and Sub-subcontractors, necessary labor expense including overtime, loss of income by the Owner and other determined exposures. Exposures of the Owner, Design-Builder, Architect/Engineer, Subcontractors and Sub-subcontractors shall be determined by mutual agreement with separate limits of coverage fixed for each item.

10.5.5 The Owner shall provide the Design-Builder with a copy of all property insurance policies before an exposure to loss may occur. Copies of any subsequent endorsements shall be furnished to the Design-Builder. The Design-Builder shall be given thirty (30) days notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage. The Owner shall give written notice to the Design-Builder before commencement of the Work if the Owner will not be obtaining property Insurance.

In that case, the Design-Builder may obtain insurance in order to protect its interest in the Work, as well as the interest of the Architect/Engineer, Subcontractors and Sub-subcontractors in the Work. The Contract Price shall be increased by the cost of this insurance through Change Order. If the Design-Builder is damaged by the failure of the Owner to purchase or maintain property insurance or to so notify the Design-Builder, the Owner shall bear all reasonable costs incurred by the Design-Builder arising from the damage.

10.5.6 The Owner shall have the right to self-insure against the risks covered in Subparagraphs 10.5.1 and 10.5.4 upon providing evidence satisfactory to the Design-Builder of the ability to so self-insure.

10.6. PROPERTY INSURANCE LOSS ADJUSTMENT

10.6.1 Any insured loss shall be adjusted with the Owner and the Design-Builder and made payable to the Owner and Design-Builder as trustees for the insureds, as their interests may appear, subject to any applicable mortgagee clause.

10.6.2 Upon the occurrence of an insured loss, monies received will be deposited in a separate account and the trustees shall make distribution in accordance with the agreement of the parties in interest, or in the absence of such agreement, in accordance with a dispute resolution award pursuant to Article 12. If the trustees are unable to agree between themselves on the settlement of the loss, such dispute shall also be submitted for resolution pursuant to Article 12.

10.7 WAIVER OF SUBROGATION

10.7.1 The Owner and Design-Builder waive all rights against each other, the Architect/Engineer, and any of their respective employees, agents, consultants, Subcontractors, Material Suppliers and Sub-subcontractors, for damages covered by the insurance provided pursuant to Paragraph 10.5 to the extent they are covered by that insurance, except such rights as they may have to the proceeds of such insurance held by the Owner and Design-Builder as trustees. The Design-Builder shall require similar waivers from the Architect/Engineer and all Subcontractors, and shall require each of them to include similar waivers in their sub subcontracts and consulting agreements.

10.7.2 The Owner waives subrogation against the Design-Builder, Architect/Engineer, Subcontractors, Material Suppliers and Sub-subcontractors on all property and consequential loss policies carried by the Owner on adjacent properties and under property and consequential loss policies purchased for the Project after its completion.

10.7.3 The policies shall also be endorsed to state that the carrier waives any right of Subrogation against the Design-Builder, the Architect/Engineer, Subcontractors, Material Suppliers, or Sub-subcontractors.

10.8 MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES The Owner and the Design-Builder agree to waive all claims against the other for all consequential damages that may arise out of or relate to this Agreement. The Owner agrees to waive damages including but not limited to the Owner’s loss of use of the Property, all rental expenses incurred, loss of services of employees, or loss of reputation. The Design-Builder agrees to waive damages including but not limited to the loss of business, loss of financing, principal office overhead and profits, loss of profits not related to this Project, or loss of reputation. This Paragraph shall not be construed to preclude contractual provisions for liquidated damages when’ such provisions relate to direct damages only. The provisions of this Paragraph shall govern the termination of this Agreement and shall survive such termination.

10.9 BONDING

10.9.1 Performance and Payment Bonds

are

required of the Design-Builder. Such bonds shall be issued by a surety licensed in the state of the location of the Project and must be acceptable to the Owner. The cost of the bond for this scope of work is to be included in the sum of this contract to be determined.

10.9.2 Such Performance Bond all be issued in the penal sum equal to one hundred percent (100%) of the Contract price, of this designated work.

Such Performance Bond shall cover the cost to complete the Work, but shall not cover any damages of the type specified to be covered by the insurance pursuant to Paragraphs 10.2 and 10.3, whether or not such insurance is provided or in an amount sufficient to cover such damages.

10.9.3 The penal sum of the Payment Bond shall equal the penal sum of the Performance Bond.

ARTICLE 11

SUSPENSION, TERMINATION OF THE AGREEMENT

AND OWNER’S RIGHT TO PERFORM

DESIGN-BUILDER’S RESPONSIBILITIES

11.1 SUSPENSION BY THE OWNER FOR CONVENIENCE

11.1.1 The Owner may order the Design-Builder in writing to suspend, delay or interrupt all or any part of the Work without cause for such period of time as the Owner may deter-mine to be appropriate for its convenience.

11.1.2 Adjustments caused by suspension, delay or interruption shall be made for Increases in the Contract Price and/or the Date of Substantial Completion and/or the Date of Final Completion. No adjustment shall be made if the Design-Builder is or otherwise would have been responsible for the suspension, delay or interruption of the Work, or if another provision of this Agreement is applied to render an equitable adjustment.

11.2 OWNER’S RIGHT TO PERFORM DESIGN-BUILDER’S OBLIGATIONS AND TERMINATION BY THE OWNER FOR CAUSE

11.2.1 if the Design-Builder persistently fails to perform any of its obligations under this Agreement, the Owner may, after five (5) days’ Written notice, during which period the Design-Builder fails to perform such obligation, undertake to perform such obligations. The Contract Price shall be reduced by the cost to the Owner of performing such obligations.

11.2.2 Upon five (5) days written notice to the Design-Builder and the Design-Builder’s surety, if any, the Owner may terminate this Agreement for any of the following reasons:

.1 if the Design-Builder persistently utilizes improper materials and/or inadequately skilled workers;

.2 if the Design-Builder does not make proper payment to laborers, material suppliers or contractors provided that the Owner is making payments to the Design-Builder in accordance with the terms of this Agreement;

.3 if the Design-Builder persistently fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or

.4 if the Design-Builder repeatedly fails to meet the schedule of completion dates to be provided by Design-Builder

.5 if the Design-Builder otherwise materially breaches this Agreement.

If the Design-Builder fail to cure or commence and continue to cure within the five (5) days, the Owner, without prejudice to any other right or remedy, may take possession of the Worksite and complete the Work utilizing any reasonable means. In this event, the Design-Builder shall not have a right to further payment until the Work is completed.

112.3 If the Design Builder files a petition under the Bankruptcy Code, this Agreement shall terminate if the Design-Builder or the Design-Builder’s trustee rejects the Agreement or, if there has been a default, the Design-Builder is unable to give adequate assurance that the Design-Builder will perform as required by this Agreement or otherwise is unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.

11.2.4 In the event the Owner exercises its rights under Subparagraph 11.2.1 or 11.2.2, upon the request of the Design-Builder the Owner shall provide a detailed accounting of the cost incurred by the Owner.

11.3 TERMINATION BY OWNER WITHOUT CAUSE it the Owner terminates this Agreement other than as set forth in Paragraph 11.2, the Owner shall pay the Design-Builder for all Work executed and for all proven loss, cost or expense in connection with the Work, plus all demobilization costs. In addition, the Design-Builder shall be paid an amount calculated as set forth below:

.1 If the Owner terminates this Agreement prior to commencement of the construction, the Design-Builder shall be paid the unpaid balance of the Design-Builder’s design costs as set forth in the Schedule of Values and a premium as set forth below: (insert here the amount agreed to by the Parties)

No premium. Refer to design portion of the contract, AGC 400 dated 2/10/06

.2 If the Owner terminates this Agreement after commencement of the construction, the Design-Builder shall be paid the unpaid balance of the Design-Builder’s design costs as set forth in the Schedule of Values, the Construction Services provided to date and a premium as set forth below: (insert here the amount agreed to by the Parties)

10%

.3 The Owner shall also pay to the Design-Builder fair compensation, either by purchase or rental at the election of the Owner, for all equipment retained. The Owner shall assume and become liable for obligations, commitments and unsettled claims that the Design-Builder has previously undertaken or incurred in good faith in connection with the Work or as a result of the termination of this Agreement. As a condition of receiving the payments provided under this Article 11, the Design-Builder shall cooperate with the Owner by taking all steps necessary to accomplish the legal assignment of the Design-Builder’s rights and benefits to the Owner, including the execution and delivery of required papers.

11.4 TERMINATION BY THE DESIGN-BUILDER

11.4.1 Upon five (5) days’ written notice to the Owner, the Design-Builder may terminate this Agreement for any of the following reasons:

.1 if the Work has been stopped for a sixty (60) day period;

a. under court order or order of other governmental authorities having jurisdiction; or

b. as a result of the declaration of a national emergency or other governmental act emergency during which, through no act or fault of the Design-Builder, materials are not available;

.2 if the Work is suspended by the Owner for sixty (60) days; or

.3 if the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Subparagraph 4.1.3 of this Agreement.

11.4.2 If the Owner has for thirty (30) days failed to pay the Design-Builder pursuant to the Subparagraph 9.1.3, the Design-Builder may give written notice of its intent to terminate this Agreement. If the Design-Builder does not receive payment within five (5) days of giving written notice to the Owner, then upon five (5) days additional written notice to the Owner, the Design-Builder may terminate this Agreement.

11.4.3 Upon termination by the Design-Builder in accordance with Subparagraph 11.4.1, the Design-Builder shall be entitled to recover from the Owner payment for all Work executed and for all proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages. In addition, the Design-Builder shall be paid an amount calculated as set forth either in Subparagraph 11.3.1 or 11.3.2, depending on when the termination occurs, and Subparagraph 11.3.3.

ARTICLE 12

DISPUTE RESOLUTION

[Intentionally omitted]

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 ASSIGNMENT Neither the Owner nor the Design-Builder shall assign its interest in this Agreement without the written consent of the other except as to the assignment of proceeds. The Owner may, however, assign its rights hereunder to its financial lender and/or to Summer Infant, Inc. The terms and conditions of this Agreement shall be binding upon both parties, their partners successors, assigns and legal representatives. Neither party to this Agreement all assign the Agreement as a whole without written consent of the other except that the Owner may assign the Agreement to a wholly-owned subsidiary of the Owner when the Owner has fully indemnified the Design-Builder or to an institutional lender providing construction financing for the Project as long as the assignment is no less favorable to the Design-Builder than this Agreement In the event of such assignment, the Design-Builder shall execute all consents reasonably required. In such event, the wholly-owned subsidiary or lender shall assume the Owner’s rights and obligations under the Contract Documents. If either party attempts to make such an assignment, that party shall nevertheless remain legally responsible for all obligations under the Agreement, unless otherwise agreed by the other party.

13.2 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of the Project.

13.3 SEVERABILITY The partial or complete invalidity any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.

13.4 NO WAIVER OF PERFORMANCE The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.

13.5 TITLES AND GROUPINGS The title given to the articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose. The grouping of the articles in this Agreement and of the Owner’s specifications under the various headings is solely for the purpose of convenient organization and in no event shall the grouping of provisions, the use of paragraphs or the use of headings be construed to limit or alter the meaning of any provisions.

13.6 JOINT DRAFTING The parties to this Agreement expressly agree that this Agreement was jointly drafted, and that both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

13.7 RIGHTS AND REMEDIES The parties’ rights, liabilities, responsibilities and remedies with respect to this Agreement, whether in contract, tort, negligence or otherwise, shall be exclusively those expressly set forth in this Agreement.

13.8	OTHER PROVISIONS The financial commitments of this contract are to be guaranteed by Summer Infant, Inc.

EXISTING CONTRACT DOCUMENTS

The Contract Documents in existence at the time of execution of this Agreement are as follows:

The following Exhibits are a part of this Agreement:

EXHIBIT NO. 1	Dispute Resolution Menu, one page.

EXHIBIT NO. 2	Labor Relations provisions, pages - N/A

ADDENDUM NO. 1	attached hereto is hereby incorporated into this Agreement.

This Agreement is entered into as of the date entered in Article 1.

OWNER: FAITH REALTY, LLC.

ATTEST:	/s/ Joseph Driscoll	BY:	/s/ Jason P. Macari

		PRINT NAME:	Jason P. Macari

		PRINT TITLE:	Member

DESIGN-BUILDER: RIGGS & GALLAGHER, INC

ATTEST:	/s/ Stina A. Tyszkowski	BY:	/s/ William J. Riggs III

		PRINT NAME:	William J. Riggs III

		PRINT TITLE:	Vice President

ADDENDUM #1

This Addendum #1 (“Addendum”) is made to that certain Standard Form Agreement between Owner and Design-Builder, AGC Document 415, dated of even date herewith (the “Agreement”).

1. Contract Time:

“6.1.1 The Design-Builder shall commence the Work as soon as the City of Woonsocket releases the Building Permit. The Design-Builder shall diligently and continuously prosecute and complete the Work and provide the Scope of Work in accordance with the Project Schedule, attached hereto as Schedule (“Project Schedule”). In accordance with the Project Schedule, the Design-Builder acknowledges that TIME IS OF THE ESSENCE in meeting’ the Project schedule.

6.2 The Design-Builder shall participate and coordinate the schedules of all subcontractors used at the Project to achieve timely completion of the Work, providing information and coordination for the scheduling of the times and sequence of operations for all the Work to meet the Project schedule attached hereto, shall continuously monitor the Project Schedule to ensure compliance therewith. The Design-Builder shall furnish to the Owner periodic progress reports of the Work, as requested.

6.3 Should the Design-Builder be delayed, hindered or interfered with in the commencement, prosecution or completion of the Work by any cause including but not limited to any act, omission, neglect, negligence or default of the Owner or of anyone employed by the Owner, or by governmental directive or order in no wise chargeable to the Design-Builder, or by any extraordinary conditions arising out of war or governmental regulations, or by any other cause beyond the control of and not due to any fault of the Design-Builder or any subcontractor employed by Design-Builder or their officers, agents, employees or suppliers, then in such instance the Design-Builder shall be entitled to an extension of time to the Project Schedule for a period equivalent to the time lost by reason of any and all of the aforesaid causes and an adjustment in the contract price of the delay causes an increase in the cost for the Design-Builder.”

2. Article 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7. Contract Sum and Schedule of Values

7.1 In consideration of the complete and timely performance of all Work, the Owner shall pay to the Design-Builder the Contract Sum of One Million Ten Thousand Five Hundred Seventy-one Dollars ($1,010,571.00) which Contract Sum does not include the cost of the adjustments forth in Article 8 hereof, but includes all premiums for required insurance except for Owner’s Liability, which shall be paid for by the Owner. All sales, use, personal property and other taxes required to be paid or collected by the Design-Builder or any of its subcontractors or vendors by reason of the performing of the Work or the acquisition, ownership, furnishing or use of any materials, equipment, supplies, labor or other items for or in connection with the Work. See Exhibit A—Scope of Work letter dated 5/19/06.

7.2 Attached hereto as Exhibit B is a Schedule of Values (“Schedule of Values”) prepared by the Design—Builder and approved by the Owner, which sets forth the project budget and delineates a schedule of values and breakdown of the parts of its Work by and among such items as craft, materials and general conditions and supported by such evidence as to correctness as may be requested by Owner. In addition, attached hereto as Exhibit D, is a draw schedule (“Draw Schedule”) that the Design-Builder has prepared setting forth the anticipated amount of the month progress payment requests to be made by the Design-Builder to the Owner.”

3. Except for Section 9.3, Article 9 of the Agreement, is hereby deleted in its entirety and replaced with the following:

“9. Progress Payments/Final Payment

9.1 Payments shall be made in installments as the Work progresses unless the Design-Builder is in default. By the last business day of each month, the Design-Builder shall submit to the Owner a written request for payment (“Payment Application”) in a form to be mutually agreeable, which must show the proportionate value of the Work performed and completed to date from which shall be deducted the following: (i) a retainage of ten percent (10%) of such proportionate value, (ii) all previous payments, (iii) all charges for materials and other services, if any, furnished by the Owner to the Design-Builder, and (iv) any other charges and deductions provided for in the Agreement, this Addendum or the Contract Documents. The balance of the Payment Application, to the extent approved by the Owner and the Lender’s representative, shall be paid by the fifteenth (15th) day of the next succeeding month, or to the extent that the Design-Builder does not submit the completed Payment Application timely, within twenty (20) days after receipt of a completed Payment Application. Payments approved by the Owner and the Lender’s representative shall, to the extent of such approval, be paid within twenty (20) days or shall bear interest from the date the payment was due at the rate of nine percent (9%) per annum on the outstanding balance.

9.1.1 The quantities of work performed and materials furnish as established by the Owner and Lender’s representative shall constitute the basis for computation of the payment to the Design-Builder. Payments made on account of materials and incorporated into the Work, but delivered and suitably stored, shall be in accordance with the Contract Documents. Payment is not conclusive of full performance nor should payments be considered to be acceptance of non-conforming work or materials.

9.1.2 As a condition for any progress payment, the Design-Builder shall have submitted to the Owner along with the Payment Application, partial waivers and releases of claims in the amount of the monthly payment requested for all work up to the date through which such monthly payment request is made. The form of the partial waiver and release shall be acceptable to the Owner. In addition, the Design-Builder shall obtain similar partial waivers and releases from each of its major subcontractors and suppliers for the previous monthly payment and such partial waivers and releases shall be included with each Payment Application. Design-Builder’s failure to include such waivers and releases, shall be sufficient cause to reject any application for payment in whole or in part ad prevent future releases of monies due the Design-Builder. Submission by the Design-Builder of its Payment Application to the Owner shall constitute a representation by the Design-Builder that it has obtained such partial waivers for the previous month from each of its major subcontractors and suppliers.

9.1.3 If requested by the Owner, the Design-Builder shall provide a current list of all major material suppliers and subcontractors who furnished services to the Design-Builder in connection with the Design-Builder’s Work on the Project.

9.2 Final payment shall be made to the Design-Builder within fifteen days after final completion (including all punch list items) of the Work and acceptance thereof by the Owner and the Lender’s representative and upon satisfaction of the following conditions:

9.2.1 that all labor, subcontractors and material men have been paid to date and the Design-Builder has furnished to the Owner from the Design-Builder, all major subcontractors and suppliers, final waivers, and, releases of claims, in form acceptable to Owner and Design-Builder, and final satisfaction of all liens and claims arising out of the Agreement and/or this Addendum and receipts in full covering all services for which a lien could be filed.

4. Article 12 is deleted in its entirety and replaced with the following:

12.1 Any claims or disputes which may arise, including adjustments to compensation or to time of completion, shall be governed by the Contract Documents.

12.2 If a claim, dispute or other matter in question relates to or is subject of a mechanic’s lien, the party asserting such matter may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to the resolution of the matter by mediation or arbitration.

12.3 The parties shall endeavor to resolve their disputes by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction industry Mediation Rules of the American Arbitration Association (“AAA”) currently in effect. Request for mediation shall be filed in writing with the other party and with the AAA. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of forty-five (45) days from the date of filing.

12.4 Claims, disputes and other matters in question arising out of or relating to the Contract of the performance thereunder, if not resolved by mediation, shall be resolved by binding arbitration, which shall be in accordance the Construction Industry Arbitration Rules of the AAA currently in effect. The demand for arbitration shall be tiled in writing with the other party and with AAA and shall be made within a reasonable time after the dispute has arisen. Any arbitration all be held in Providence, Rhode Island. The award rendered by the arbitrator or arbitrators shall be final and binding and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.”

5. Article 13 of the Agreement is hereby amended by adding the following provisions thereto:

“13.2 In the event that any provision or any part of a provision of this Agreement or this Addendum shall be finally determined to be suspended, invalid, illegal or otherwise unenforceable pursuant to applicable laws by an authority having jurisdiction, such determination shall not impair or otherwise affect the validity, legality or enforceability of the remaining provisions or parts of provisions of the Agreement and/or this Addendum, which shall retrain in full force and effect as if the unenforceable provision or part were deleted.

13.3 If the Owner does not insist in any instance upon strict compliance with any of the provisions of the Agreement or this Addendum, or to exercise any options provided therein, this shall not be construed as a waiver of its rights to thereafter require such compliance or to exercise such option in the future, provided, however, the provisions hereof shall not apply to any items previously accepted by the Owner.

13.1 The Agreement and this Addendum shall be binding on and inure to the benefit of the heirs successors and assigns of the parties hereto.

13.9 Written notices shall be deemed to have been served if deposited in the United States mail, postage prepaid, sent by registered or certified mail, return receipt requested, or by Federal Express or other comparable overnight courier service or personal service receipted, and addressed to the parties at the addresses set forth on the first page of the Agreement.

13.10 This Addendum shall be governed by and construed in accordance with the laws of the State of Rhode Island.

6. Except as amended or modified hereby, the Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Owner and the Design-Builder have executed this Addendum on the date set opposite their names.

In the presence of	OWNER

Faith Realty, LLC

/s/ Paul J. DiCicco	By:	/s/ Jason P. Macari
duly authorized member

DESIGN-BUILDER

Riggs & Gallagher, Inc.

/s/ George Moni	By:	/s/ William J. Riggs III
duly authorized member

SECOND ADDENDUM

This Second Addendum is made this 4th day of October, 2006 by and between Faith Realty, LLC (the “Owner”) and Riggs & Gallagher, Inc. (“Design-Builder” or “DB”).

RECITALS

WHEREAS, on 4th day of October, 2006, the Owner and the Design-Builder entered into that certain Standard Form of Design-Build Agreement and General Conditions (“Construction Agreement”), which Construction Agreement was modified and amended by Addendum #1, executed of even date with the Construction Agreement (“Addendum”). (The Construction Agreement and the Addendum are hereinafter collectively referred to as the “Agreement”);

WHEREAS, the Design-Builder has completed the plans and specifications for the construction of a 52,000 square foot warehouse and office facility;

WHEREAS, the parties desire to modify and amend the scope of the Project to include the construction and completion of a 52,000 square foot warehouse and office facility to be located on the owner’s real property located in Highland Corporate Park, Woonsocket, Rhode Island (“Property”); and

WHEREAS, the parties desire to further amend the Agreement to include, without limitation, the expansion of the scope of the Project, expansion of the scope of Work, modification of the Contract Price and to amend the Project Schedules, Schedules of Values and the Draw Schedules, all on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Capitalized terms not defined herein shall have the definition proscribed to such terms in the Agreement.

2. The definition of “Project” is hereby amended to include: the construction of a 52,000 square foot warehouse and office facility to be located on the Property, to be built, constructed and completed in accordance with the Contract Documents and applicable laws, rules, codes and regulations having jurisdiction over the Project (“Applicable Laws”).

3. The “Scope of Work” or “Work” to complete the Project shall. include, without limitation and in addition to the Work set forth in the Agreement, the work described in Schedule A, attached hereto and incorporated herein.

4. The definition of Contract Documents shall be amended to include, in addition to the documents listed in the Agreement the following, as may be modified by Schedule A hereto:

•	Those certain architectural plans and specifications prepared by Trout Robert & Elias Architects (“Architects”) dated August 8, 2006 and revised September 7, 2006

•	Those certain engineering plans and specifications prepared by Yoder & Tidwell Ltd. Dated August 15, 2006;

•	Those certain plumbing plans and specifications reference as sheets P1.0 through P2.0 prepared by the Architects and Engineering Design Services, Inc. (“EDS”) and dated September 8, 2006;

•	Those certain fire protection plans and specifications referenced as sheets FP 1.0 through FP 3.0 prepared by the Architects and EDS and dated September 8, 2006;

•	Those certain mechanical plans and specifications referenced as sheets M 1.0 through M 3.0 prepared by the Architects and EDS and dated September 8, 2006;

•	Those certain electrical plans and specifications referenced as sheets E 1.0 through E 5.0 prepared by the Architects and EDS and dated September 8, 2006.

5. Section. 2.4, subsection .11 is hereby amended in its entirety and replaced with the following provisions:

“Substantial Completion of the Work occurs on the date when construction is substantially and materially completed, a certificate of occupancy has been obtained for the Project and there are no construction related or Work related impediments to Owner occupying or using the Project for its intended use. This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and the Design-Builder. The certificate shall state the respective responsibilities of the Owner and the Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance. The certificate shall. also list the items to be completed or corrected, and establish the time for their completion and correction within the timeframe, if any, established in Subparagraph 6.2.1 for the Date of Final Completion.”

6. Attached hereto as Schedule E is the revised Schedule of Work which shall be in addition to the Schedule of Work referenced in Section 6.1.1 (Addendum).

7. The Contract Price is hereby amended by increasing the Contract Price by $2,011,345, bringing the total Contract Price to $3,103,326. The Contract Price represents the Lump sum price for which the Design-Builder shall construct and complete the Project in accordance with the Contract Documents, the Agreement, the Second Addendum and Applicable Laws.

8. Attached hereto as Schedule B (revised) is the revised. Schedule of Values for the increase in the Contract price and revises Exhibit B to Section 7.2 of the Agreement (Addendum).

9. Attached hereto as Schedule D (revised) is the anticipated Draw Schedule that the Design-Builder has prepared to include the additional Work set forth on Schedule A hereto and for the increase in the Contract Price, which schedule sets forth the anticipated amount of the monthly progress payment requests to be made by the Design-Builder to the Owner.

10. Change Order #3 is hereby rescinded as such change order has been incorporated into this Second Addendum.

11. Except as amended or modified hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Owner and the Design-Builder have executed this Second Addendum on the 4th day of October, 2006.

In the presence of	OWNER

Faith Realty, LLC

/s/ Paul J. DiCicco	By:	/s/ Jason P. Macari

DESIGN-BUILDER

Riggs & Gallagher, Inc.

/s/ Paul J. DiCicco	By:	/s/ William J. Riggs III